Exhibit 10.18

February 11, 2021

Matthew Gantz

3900 City Avenue, W0909

Philadelphia, PA 19131

Dear Mr. Gantz:

On behalf of Castle Creek Biosciences, Inc. (“Castle Creek” or the “Company”), I am pleased to extend an offer to you of full-time employment with the Company as President and Chief Executive Officer. You will report to the Company’s Chairman of the Board or his designee. You will work primarily out of our headquarters in Exton, Pennsylvania, with occasional travel to our offices in Chicago, Illinois.

Your start date will be mutually determined but we anticipate it to be on or around March 1, 2021. You will be paid on a bi-monthly basis as noted in the terms of employment below. We are excited about the possibility of you joining our team at Castle Creek and hope you will accept our offer to join us in executing our growth plans for the Company.

The terms of your employment offer are outlined below:

•	Base salary of Four Hundred Sixty Thousand Dollars ($460,000.00) per year, paid bi-monthly.

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Participation (pro-rated for the calendar year in which the actual start date occurs) in the Castle Creek Performance Bonus Plan at up to fifty percent (50%) of base salary based on Company and individual achievement. The annual bonus will be based on individual performance meeting established individual goals and objectives to support the growth strategy of the Company, as well as the Company’s overall performance.

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A grant of 9,000 stock options in the Company which shall vest 20% per year over five years and have an exercise price equal to the fair market value thereof on the date of grant, as determined by the Company’s Board of Directors, representing approximately 8.5% of the Company’s stock option pool, under and pursuant to the Company’s Amended and Restated Equity Incentive Plan (the “Plan”).

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The Company is contemplating an initial public offering (“IPO”) of its Common Stock. In the event of an IPO, your total compensation will be reassessed based upon individual and company performance, enterprise valuation and other associated factors. The Company anticipates the additional grant of stock options, when added to the initial grant noted above, will result in a total stock option grant representing a minimum of 1% of the Company’s equity on a fully diluted basis.

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A sign-on bonus of One Hundred Thousand Dollars ($100,000) to be paid in two equal installments of Fifty Thousand Dollars ($50,000), subject to applicable taxes and other withholding. The first installment will be paid at or soon after the start date, and the second upon successful consummation of an IPO. If you leave the Company for any reason within 6 months after receiving such payments, you must pay back the full pre-tax amount of that payment to the Company.

•	Participation in the Company’s healthcare benefit plans.

•	The role will focus all time and attention to the Company (including, but not limited to, its business, operations, and success) and shall not compete with the Company in any way during employment.

This offer of employment, if not previously accepted by you, will expire ten days after the date first set forth above. This offer of employment does not represent an employment contract. Just as you retain the right to resign, with or without notice or cause, Castle Creek has the same right with respect to termination of your employment. You will be an employee at will, and your employment is for no definite term, regardless of any other oral or written statement by any Castle Creek officer or representative, apart from an express written employment contract signed by the Chairman of the Board or the Executive Vice President of Legal Affairs and General Counsel of the Company.

Within 30 days of your start date, you will work, in mutual good faith with the Company, to enter into an employment agreement with you that will detail appropriate severance benefits in the event of a not-for- cause termination.

If you understand and accept these terms, please sign, and return one copy of this offer letter to me. We would love to have you join Castle Creek Pharmaceutical and be a part of building a great company. Should you have any questions regarding this offer, please feel free to contact me at 312-847-1301.

I look forward to using this document to continue our discussions.

Sincerely,

/s/ Babar Ghias
Babar Ghias,
Chief Business Officer Agreed to and Accepted by:

2/11/2021
/s/ Matthew Gantz
Matthew Gantz	Date

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